MANAGEMENT SERVICES AND ASSET
                      DISPOSITION AGREEMENT



     This Management Services and Asset Disposition
Agreement (the
"Agreement") is made as of April 13, 1994 by and between Lone Star
Industries, Inc. a Delaware corporation ("Lone Star"), and
Rosebud
Holdings, Inc., a Delaware corporation ("Rosebud"), KCOR CORPORATION, a Delaware corporation, Lone Star California, Inc., a Delaware corporation, Rosebud Real Properties, Inc. a Delaware corporation,
Santa Cruz Corporation, a Delaware corporation, Nazareth
Cement
Corporation, a Delaware corporation, Las Colinas
Corporation, a
Delaware corporation, Rosebud Falcon Corporation, a Delaware corporation and Rosebud General Corporation, a Delaware corporation
(the "Subsidiaries") (Rosebud together with the Subsidiaries hereinafter collectively referred to as "Rosebud").

     WHEREAS, Lone Star and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United
States Bankruptcy Code (Case Nos. 90 B 21276 through 90 B
21286, 90
B 21334 and 90 B 21335 (HS)). The Chapter 11 cases of Lone
Star were
consolidated procedurally and were pending in the United
States
Bankruptcy Court for the Southern District of New York (the
"Bankruptcy Court").


     WHEREAS, On November 5, 1993 Lone Star filed a Revised
Amended
Consolidated Plan of Reorganization (the "Plan") dated
November 4,
1993. By order dated November 5, 1993, as amended by an
order dated
November 23, 1993, the Bankruptcy Court approved Lone Star's
Revised
Amended Disclosure Statement.   The Plan was confirmed by
the
Bankruptcy Court on February 17, 1994. Terms not otherwise defined herein are used in this Agreement as defined in the Plan.

     WHEREAS, pursuant to the terms of the Plan, Lone Star transferred to Rosebud all of its interests in its Non-Core Assets as defined in the Plan and set forth on the list attached hereto as Exhibit "A" (the
"Rosebud Assets").

     WHEREAS, Lone Star has substantial expertise in the cement and construction materials businesses.

     WHEREAS, Lone Star has agreed to enter into this Agreement to provide for the management of Rosebud and the performance of various other administrative services relating to Rosebud.
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


ARTICLE I
APPOINTMENT; TERM and TERMINATION

     1.1 Appointment. Lone Star is hereby appointed and authorized by Rosebud, and Lone Star hereby accepts such appointment and agrees, to perform the duties provided for in this Agreement. Rosebud is hereby appointed and authorized by each of the Subsidiaries, and
Rosebud hereby accepts such appointment and agrees to act as each of their agents, perform the duties provided for in this Agreement and shall have the right to amend or waive any provision of this Agreement.

     1.2 Term and Termination. The term of this Agreement shall commence as of the date hereof and shall continue until the earliest of (i) March 31, 1998; (ii) when the Board of Directors of Rosebud determines that the purpose of Rosebud has been fulfilled or
(iii)
Lone Star or Rosebud terminates this Agreement upon thirty
(30) days
written notice to the other party. Notwithstanding the foregoing, (i)
Lone Star may terminate this Agreement without prior notice to Rosebud should Rosebud fail to pay any amounts when due and (ii) the trustee under the Asset Proceeds Notes Indenture may terminate this Agreement upon an event of default under such Indenture.

     Upon termination of this Agreement, Lone Star and Rosebud shall remain liable for their respective obligations which have accrued up to and including the termination date and shall promptly pay to the other all amounts due the other party under the terms of this
Agreement. Such payment shall be made as soon as practicable following the date of termination. Upon such payment, neither Lone
Star nor Rosebud shall have any further claim or right against the other with respect to this Agreement, except as otherwise provided herein. Notwithstanding the termination of this Agreement, indemnification obligations and obligations to pay any amount then and thereafter due under this Agreement shall survive indefinitely.

ARTICLE II          SERVICES PROVIDED BY LONE STAR

     2.1 Nature of Services; Scope of Authority and Power. Lone Star shall provide to Rosebud such consulting services of an executive and managerial nature as Lone Star in its sole discretion deems necessary or appropriate for the conduct of Rosebud's affairs in a manner not inconsistent with Section 4.03 of the Asset Proceeds Notes Indenture,
Rosebud's Certificate of Incorporation and By-Laws and the laws of the
State of Delaware. The provision of such services shall not constitute any delegation of the duties by the board of directors of Rosebud which shall retain its full responsibility to act for the benefit of
Rosebud. Lone Star will supervise the performance of its personnel as to those activities which it believes are necessary or desirable to provide such consulting services to Rosebud. In connection with such services Lone Star may market the Rosebud Assets by preparing financial and marketing information and contacting potential buyers, including cement and construction companies (both domestic and foreign), and, if appropriate, financial buyers. In such connection,
Lone Star may provide to Rosebud management personnel experienced in the disposition of assets to actively seek to dispose of the Rosebud
Assets on the best terms available.

     The consulting services provided herein may include, without limitation, the following, provided that the Rosebud board of directors shall have approved in advance such action involving in the aggregate an amount in excess of $1,000,000:

     (a) The right to negotiate and renegotiate any and all contracts, documents and other legal instruments, and any amendments thereto, subject to approval and execution by Rosebud;

     (b) The right to arrange for the sale of assets of or for
Rosebud;

     (c) The right to advise, consult, organize and reorganize with respect to all aspects of Rosebud's business, including, without limitation, all matters relating to operations, marketing and all administrative and financial operations;

     (d) Advise as to policy and procedures with respect to financial receipts and expenditures; and

     (e) Generally to take all action with respect to any of the foregoing as Lone Star deems fit.

     2.2 Duties of Lone Star. Subject to Section 4.3 hereof, Lone
Star shall provide management services for Rosebud, including, without limitation, certain accounting, administrative, data processing, human resources, financial, legal, professional, sales, tax, technical and other services which Lone Star in its sole discretion deems necessary or desirable in a manner not inconsistent with Section 4.03 of the
Asset Proceeds Notes Indenture (the "Services").

     2.3 Nazareth Plant and Quarry Supervisory, Operations and Sales
Personnel. Subject to Section 4.3 hereof, Lone Star shall use reasonable efforts to provide the services of its existing Nazareth quarry and cement plant supervisory, operations and sales staff
(consisting of both hourly and salaried employees) to continue the usual quarrying, manufacturing and cement distribution operations of the Nazareth cement plant facility, adjusting the size and composition of said workforce according to the operational needs of the facility.
Nothing in this section shall constitute a limitation on the right of
Lone Star at any time during the term of this Agreement to discontinue providing Lone Star employees to Rosebud, and to assist Rosebud in the retention of its own employees and the establishment of the applicable salaries, wages, benefits, hours and terms and conditions of employment of said Rosebud retained employees. Lone Star shall endeavor to initially retain on the job all of its Nazareth plant staff, as listed in Exhibit "B" attached hereto, and to employ such other employees as Lone Star may determine are appropriate for operation of the facility (collectively "Nazareth Plant Employees").
Lone Star shall retain its full right to manage and supervise said workforce, including, but not limited to the right to hire, terminate and or layoff the Nazareth Plant Employees and to determine their compensation. Upon the sale of the Nazareth cement plant facility, the parties hereto will make arrangements relating to the Nazareth Plant
Employees, and the welfare and benefit plans and liabilities relating thereto, as will be acceptable to Lone Star in its sole discretion, provided however, no such arrangements will result in a violation of
Section 3.08 of the Asset Proceeds Notes Indenture.

     2.4 Provision of Insurance. Lone Star shall assist in the administration of the insurance coverage program (property, casualty, workman's compensation and general liability) for Rosebud. Such insurance coverage may be provided for a period (not to include periods prior to the Effective Date) ("Coverage Period") through Lone
Star's insurance program, by a separate insurance program obtained directly for Rosebud by Lone Star or a combination thereof, as Lone
Star shall determine. The policies for Rosebud's insurance program may include, but are not limited to, an incurred retrospective rating plan, guaranteed cost plan, other recognized method of insurance coverage and any combination thereof. Nothing herein shall permit or require Lone Star itself to act as an insurance carrier or agent for
Rosebud or to be construed as such. All insurance covering Rosebud shall provide for 30 days written notice to Rosebud prior to any cancellation or termination of insurance coverage.

     The provision of insurance by Lone Star for Rosebud under this
Agreement may be terminated at any time by Lone Star.

     2.5 Advances. If approved by the Board of Directors of Lone Star and Rosebud Holdings, Inc., as being in the best interest of each such corporation, Lone Star may make cash advances, up to an aggregate amount outstanding of $5 million at any one time, to Rosebud for its working capital purposes. Any such advance shall be made with interest at the then rate being paid by Lone Star for its working capital and evidenced by an appropriate master note in form and substance reasonably acceptable to Lone Star and shall be repaid by Rosebud out of available cash or any net proceeds (prior to the use of any such net proceeds for any other purposes whatsoever) received by Rosebud from any sale of assets, disposition of litigation or payment under the promissory note, dated April 7, 1987, by Arthur Riedel in favor of Lone Star, which has subsequently been assigned to Rosebud.

ARTICLE IIICOMPENSATION FOR SERVICES; PAYMENT OF EXPENSES
AND
LIABILITIES
     3.1 Administrative Services Fee. Rosebud shall pay Lone Star quarterly in arrears a fee equal to the total of .25 percent of the amounts set out along side each of the Rosebud Assets in the letter dated the date hereof and attached hereto as Exhibit "C" from Rosebud to Lone Star covering the administrative services fee (the "Letter") for each asset owned on the date of such computation. In the event of a sale of any such asset(s) during the quarter for which payment is being made the amount payable as to such asset(s) shall be pro-rated based on the number of days such asset(s) was owned by Rosebud in such quarter. Such computations shall be set out in a certificate furnished by Rosebud to Lone Star and reasonably acceptable to Lone Star.

     In the case of the Nazareth Cement Plant the percent used to compute the quarterly administrative services fee shall be 1.25.
Further as to each of the litigations set forth in the attached
Exhibit "A", the administrative services fee shall be as set forth in the Letter. It is agreed that Lone Star shall pay the Eligible
Employees (as defined in the Incentive Plan) of Lone Star any amounts for which such employees become entitled to under the terms of the
Incentive Plan a copy of which is attached hereto as Exhibit
"D".

     3.2 Out of Pocket Expenses. To the extent practicable, Rosebud will directly pay all expenses incurred by it or on its behalf
(including expenses incurred by Lone Star). Should Lone Star pay any such expenses (including without limitation, income taxes), Rosebud shall promptly reimburse Lone Star upon receipt of a request by Lone
Star setting forth in sufficient detail such expenses to be reimbursed. Further to the extent Lone Star can sufficiently anticipate expenses in advance to be incurred on behalf of Rosebud,
Rosebud shall pay such expenses no earlier than two weeks in advance upon receipt of a request by Lone Star setting forth in sufficient detail such expenses. Lone Star shall reimburse Rosebud any such amounts paid in excess of the actual anticipated expenses. Income taxes payable by Rosebud shall include not only direct taxes payable by Rosebud but also any federal or state tax liability resulting from the filing of a consolidated, unitary or combined tax return in which
Rosebud and Lone Star or Lone Star's other subsidiaries were included, apportioned based on the ratio of taxable income of each participant in such return to the total of the taxable income of all companies with taxable income included in such return.

     3.3 Liabilities. Notwithstanding any other provision of this
Agreement or the Master Transfer Agreement of even date herewith, between Rosebud, on one hand, and Lone Star and certain of its subsidiaries, on the other (the "Master Transfer Agreement"), (x) all indemnities of Rosebud under this Agreement and under the Master
Transfer Agreement, including, without limitation, all "Obligations", as defined in the Master Transfer Agreement and all Current Employment
Costs, in respect of actions that have taken place, or conditions which exist, or liabilities which have accrued, prior to the date hereof ("Existing Actions and Conditions"), shall be paid to Lone Star and its subsidiaries in cash as they become liquidated until the aggregate amount of all such payments equals $7 million (provided, however, Rosebud shall indemnify and hold harmless Lone Star and its subsidiaries to the extent of the value of the lien on the Fort Worth,
Texas property in favor of Dr. Richard C. Schaffer, as described in the Modified Amended Disclosure Statement relating to the Plan, and any payments in respect of such indemnity shall not be included in the calculation of the aggregate $7 million of indemnity pursuant to this sentence); and (y) thereafter, no further payments in respect of such indemnities or Current Employment Costs may be made until
(i)
repayment in full of Rosebud's 10% Asset Proceeds Notes due
1997 (the
"Asset Proceeds Notes") issued pursuant to an Indenture (the
"Asset
Proceeds Note Indenture"), dated as of March 29, 1994, between Rosebud and Chemical Bank, as Trustee (the "Trustee"), and (ii) repayment in full in cash of the Payment Notes, if any, as defined in the Asset
Proceeds Note Indenture. Subject to the first sentence of this
Section 3.3, upon each Extraordinary Event, as defined in the Assets
Proceeds Notes Indenture, Rosebud shall (x) to the fullest extent allowed pursuant this Section 3.3, pay all indemnification obligations and Current Employment Costs in respect of Existing Actions and
Conditions hereunder and under the Master Transfer Agreement to the extent such obligations are for liquidated amounts (each of which liquidated amount shall be deemed to be an "advance" to or for the benefit of Rosebud for purposes of clause (iv) of the definition of
"Net Proceeds" under the Asset Proceeds Notes Indenture) and
(y) to
the extent such obligations are not for liquidated amounts and are retained by Rosebud after the Extraordinary Event, Rosebud shall make appropriate reserves on its books and reserve cash therefor (whether through escrow arrangements or otherwise) to the fullest extent permissible under clause (v) of the definition of "Net Proceeds" under the Asset Proceeds Notes Indenture; provided, however that Rosebud shall not create or continue to maintain such reserves to the extent that the amount of indemnification obligations and Current Employment
Costs paid in cash as set forth in clauses (x) and such reserves in accordance with clause (y) above at the time of determination in the aggregate (without duplication), would exceed $7 million, prior to repayment in full of the Asset Proceeds Notes and the Payment Notes.
Nothing contained in this Section 3.3 shall affect the payment of indemnities hereunder in respect of any actions or conditions other than Current Actions and Conditions.

     3.4  Costs Related to Nazareth Plant Employees.
Rosebud shall
promptly reimburse Lone Star for all employment costs associated with the Nazareth Plant Employees, including, but not limited to, all wages, benefits, vacation and severance entitlements, employment taxes, and other obligations arising under any Federal or State laws, employee pension, profit-sharing or welfare benefit plans, corporate policies (including any severance policies), programs or practices, and collectively bargained agreements ("Current Employment Costs").

     Current Employment Costs shall also include any and all liability and or expenses, including attorneys' fees and court costs, accruing to Lone Star and or any of its subsidiaries or their respective directors, officers, employees and or agents, arising out of or in connection with any Nazareth Plant Employee employment related matter whatsoever, including, but not limited to, any claims for relief, actions or causes of action, suits, administrative actions, complaints, controversies, claims for damages, judgments and demands, whether in law or equity, arising out of or in connection with the employment relationship or the termination of that relationship, including any alleged violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the
Employee Retirement Income Security Act, the Fair Labor Standards Act, the National Labor Relations Act, the Equal Pay Act of 1963, the
Pennsylvania Human Relations Act, the Pennsylvania Wage
Payment and
Collection Law, the Pennsylvania Minimum Wage Act of 1968, and the
Pennsylvania Equal Pay Law, all as amended, or any other local, State or Federal laws, regulations or ordinances.

     Rosebud shall promptly reimburse Lone Star for such of the
Current Employment Costs as Lone Star shall from time to time submit written request. Such requests shall be made as frequently as Lone
Star shall determine is practical under the circumstances for the cost item involved.

     Should any dispute arise as to the amount of any Current
Employment Costs claimed to have been incurred by Lone Star, Rosebud agrees to accept for settlement of dispute purposes the certification made by Lone Star's certified public accountant that said Current
Employment Costs were incurred and or paid by Lone Star in connection with the Nazareth Plant Employees. With respect to any Current
Employment Costs which requires actuarial calculations and judgment,
Lone Star's certified public accountant shall consult with and rely upon the judgment of Lone Star's then principal actuary in making its own certification.

     3.5 Insurance Expenses. If insurance coverage is obtained for
Rosebud through Lone Star's insurance program, Rosebud shall pay to
Lone Star its portion of the fixed, variable, excess, umbrella and other related program costs for a Coverage Period. Rosebud shall pay this amount to Lone Star in equal monthly installments payable on the first day of the month of such Coverage Period. If Rosebud does not pay to Lone Star the amount due on the first day of any month, Lone
Star may advance such amount to the insurance carrier on behalf of
Rosebud and if Lone Star does advance such amount, interest shall accrue and be payable on such overdue payment by Rosebud from the due date to the date of payment by Rosebud to Lone Star at the prime rate of interest charged by Morgan Guaranty Trust Company of New York from time to time during such overdue period.

     If a separate insurance program is obtained for Rosebud, Rosebud will be responsible to make all payment directly to the carriers as required under such program.

     3.6 Insurance Expenses Subsequent to a Coverage Period Relating to that Coverage Period. In the case of an incurred retrospective rating plan, Lone Star and the insurance carrier or broker shall determine annually following the end of a Coverage Period, until that
Coverage Period is closed out by agreement of Lone Star and the insurance carrier, the actual costs of insurance coverage for Rosebud for that Coverage Period. To the extent that the actual costs for
Rosebud exceed the estimated costs paid during and for such Coverage
Period by Rosebud plus any amounts paid by Rosebud pursuant to this
Section for such Coverage Period, Rosebud will owe to Lone Star the difference between the actual costs and these other amounts and will pay to Lone Star such amount within thirty (30) days after receipt of a statement therefor. To the extent that the actual costs are less than the estimated costs paid during and for such Coverage Period by
Rosebud plus any amounts paid by Rosebud pursuant to this Section for such Coverage Period, Lone Star shall, in its sole discretion, either grant to Rosebud a credit against charges for the then Coverage Period or refund the overpayment in cash.

     Upon the sale of any Rosebud Assets, the insurance provided under this Agreement will be terminated as to those assets and, to the extent the liabilities described in clause (i) and (ii) below are not assumed by the purchaser of such asset, Lone Star will be paid by
Rosebud at the time of such sale an amount in cash in full necessary to extinguish (i) all outstanding liabilities for insurance relating to such assets and (ii) all future liabilities to insurance carriers under any incurred retrospective rating plan for all future retrospective charges relating to such assets.

     Any statement for a charge or credit shall include the calculations upon which it is based together with the data reasonably necessary to support such calculations. Unless there is manifest error in the calculations, the determinations of Lone Star as to a charge or a credit shall become conclusive on the parties ten (10)
days after delivery.

ARTICLE IVLIABILITIES, OBLIGATIONS AND INDEMNIFICATION

     4.1 Obligations. Rosebud agrees that Lone Star's obligations hereunder are limited to using its reasonable commercial efforts to accomplish the objectives of this Agreement and Section 4.03 of the
Asset Proceeds Notes Indenture. Rosebud further agrees that Lone Star gives no guarantees, representations or warranties regarding the performance, success or profitability presently or in the future of any aspect of Rosebud businesses or the salability or prices obtainable for the Rosebud Assets or any of them and shall not be liable in connection therewith or for failure to achieve any particular results.

     Lone Star shall report as to its activities hereunder, including but not limited to, a detailed status of Rosebud's insurance program, in writing, not less frequently than each calendar quarter to the
Rosebud board of directors and if so requested by such board of directors Lone Star will have representatives appear at a meeting of the Rosebud board of directors.

     4.2 Other Business Activities of Lone Star; Corporate Opportunity. Rosebud acknowledges and understands that Lone Star and its affiliates are engaged in and intend to engage in the future, among other things, in a broad spectrum of cement, clinker and construction materials businesses including, but not limited to, the production of ready-mix concrete, sand and gravel, crushed stone, and precast concrete products, some of which businesses and activities may compete with business activities of Rosebud or entities in which
Rosebud has an interest. Nothing contained in this Agreement shall limit or prevent Lone Star or its affiliates from continuing or commencing (alone or with others, on its own behalf or on behalf of others) to carry out or to engage, participate or invest in, any activity, business enterprise or investment of any kind whatsoever, including without limitation conducting such business activities as may currently exist or which Lone Star or its affiliates or such other persons may hereafter commence or acquire, in each case including, without limitation, those which may be in direct or indirect competition with Rosebud. Accordingly, Rosebud acknowledges that Lone
Star or its affiliates may locate or be approached with regard to opportunities, contracts, ventures, investments, partnerships, sponsorships or other business arrangements of any kind whatsoever or any participation therein ("Opportunities"), that could be exploited either by Lone Star or any of its affiliates directly, by other entities in which Lone Star or any of its affiliates is involved, and/or by Rosebud or its affiliates. As part of the inducement to Lone
Star to enter into this Agreement, Rosebud hereby waives any and all obligations with respect to or claims against Lone Star and its affiliates arising from any Opportunity and agrees and acknowledges that Lone Star and its affiliates may individually or collectively, or through any other entity, exploit any Opportunity that arises whether or not such Opportunity might be suitable for Rosebud.

     Rosebud may enter into any contract or agreement with Lone Star or its affiliates in furtherance of its business operations or otherwise as shall be approved by the Rosebud board of directors provided, however, that any such contract or agreement shall not be inconsistent with Section 4.09 of the Senior Note Indenture or section
4.09 of the Asset Proceeds Notes Indenture.

     4.3  Limitation of Liability; Indemnity.
Notwithstanding
anything to the contrary in this Agreement, Lone Star shall not be liable to Rosebud for any actions taken or omitted to be taken by Lone
Star, its directors, officers, employees and agents, except where such actions taken or omitted to be taken by Lone Star, its directors, officers, employees or the hiring of such agents are in bad faith or constitute gross negligence or willful misconduct. Rosebud hereby covenants and agrees to indemnify Lone Star, its directors, officers, employees and agents, and to hold them harmless against any and all claims, expense, liability, loss, damage and cost (including without limitation, reasonable legal, accounting or other professional fees, costs and expenses) incurred without bad faith, gross negligence or willful misconduct on Lone Star's part and arising out of or in connection with (i) Rosebud's ownership or operation of the Rosebud
Assets subsequent to the date hereof, (ii) any business conducted in connection with or on the premises of the Rosebud Assets subsequent to the date hereof and (iii) the providing of or failure to provide the Services hereunder.

     Notwithstanding anything to the contrary in this Agreement, Lone
Star, its officers, directors, employees and agents shall not be liable to Rosebud or any third party (i) for failure to provide insurance coverage or gaps therein; (ii) for the actions, non-actions, determinations or cancellation of insurance by any carrier providing insurance for Rosebud; (iii) for the solvency of any carrier providing insurance for Rosebud or (iv) when taken in good faith, for their own actions unless such actions constitute gross negligence.

     Rosebud agrees that if it is covered by Lone Star's insurance program it will not take any action directly against any insurance carrier providing insurance to it without Lone Star's prior written consent. Rosebud and each of the Subsidiaries further agree that each of them shall be jointly and severally liable to Lone Star for all amounts due to Lone Star for insurance pursuant to this Agreement including all future retrospective payments due under
Section 3
hereof.

     4.4  Claims Procedure.

     (a) Notice of Claim. If Lone Star shall determine that an event giving rise to a claim for indemnification hereunder shall have occurred or is threatened, Lone Star shall, as soon as practicable thereafter, execute and deliver to Rosebud a notice stating that such event has occurred or is threatened ("Notice of Claim").

     Lone Star shall promptly deliver a Notice of Claim (i) of any written notice commencing legal or other proceedings in connection with a matter or event determined by Lone Star to give rise to an indemnifiable claim hereunder or (ii) of receipt of a letter threatening the same. Lone Star's failure to deliver a Notice of Claim shall in no way prejudice its rights hereunder.

     (b) Payment. Unless Rosebud shall dispute a claim in accordance with the provisions of section (c) below, Rosebud shall, subject to
Section 3.3 hereof, pay such claim or assume the defense of such claim pursuant to section (d) below with respect to which it has received a Notice of Claim within thirty (30) days of the receipt of such
Notice of Claim.

     (c) Dispute of Claim. If Rosebud shall in good faith dispute the validity of all or any portion of a claim for indemnification as set forth in any Notice of Claim, Rosebud shall, within thirty (30) days of receipt of such Notice of Claim, execute and deliver to Lone
Star a notice setting forth with particularity the grounds and basis upon which such claim or the amount thereof is disputed (the "Notice of Dispute"). To the extent that Rosebud does not dispute a claim or such portion of a claim, it shall, subject to Section 3.3 hereof, pay such portion or amount as is not in dispute in accordance with the terms of section (b).

     (d) Defense of Claim. In the event any claim for indemnification hereunder results from or in connection with any claim or legal proceeding by a third party, including any governmental agency, Lone Star shall not settle or compromise any such claim for which it is allegedly entitled to indemnification without the prior written consent of Rosebud (which shall not be unreasonably withheld) unless a lawsuit or administrative proceeding shall have been instituted or shall be overtly threatened and Rosebud shall not have taken control of such suit or administrative proceeding after notification thereof. In the event of any claim hereunder, Rosebud may, at Rosebud's sole cost and expense, and upon written notice to
Lone Star, assume and control the defense of any claim or legal proceeding if Rosebud acknowledges in writing to Lone Star that
Rosebud is obligated to indemnify Lone Star with respect to all elements of such claim and evidence to the reasonable satisfaction of
Lone Star an ability to satisfy any such claim. Lone Star shall be entitled to participate in the defense of any such action, with its own counsel, and at its own expense. If Rosebud does not assume the control and defense of any such claim or litigation arising therefrom,
Lone Star may defend against such claim or litigation in such manner as it may deem appropriate, including but not limited to settling such claim or litigation on such terms as Lone Star may deem appropriate after giving notice of such proposed settlement to Rosebud. Rosebud shall be entitled to participate in (but not control) the defense of such action with its own counsel and at its own expense.

                            ARTICLE VMISCELLANEOUS
     5.1 Amendments. This Agreement may not be amended or otherwise modified except in a writing signed by Lone Star and Rosebud. This
Agreement shall not be amended in a manner inconsistent with the Plan or the Asset Proceeds Notes Indenture.

     5.2  Covenant of Further Assurance.  Lone Star and
Rosebud hereby
agree to execute such other documents and perform such other acts as may be necessary or desirable to carry out the purposes of this
Agreement.

     5.3 Notices and Directions. All notices and other communications hereunder shall be in writing and shall be given by hand delivery, telecopy, certified mail (to an address within the
United States) or air courier to the intended recipient thereof at its address specified below or to such other address as such recipient may hereafter specify by notice to the other parties hereto.
Each such
notice, request or other communication shall be effective
(i) if given
by mail within the United States, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (ii) if given by telecopy, on the date of delivery provided that receipt of such telecopy is confirmed by mail in the manner herein described, or (iii) if given by any other means
(including, without limitation, by air courier), when delivered at the address of a person specified below.

          Lone Star Industries, Inc.
          300 First Stamford Place
          P. O. Box 120014
          Stamford, CT 06912-0014
          Attention: Corporate Secretary

          Rosebud Holdings, Inc.*
          300 First Stamford Place
          P. O. Box 120014
          Stamford, CT 06912-0014
          Attention: President

* Notice intended for any or all of the Subsidiaries shall be deemed effective if provided to Rosebud Holdings, Inc.

     5.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, then the parties to this
Agreement shall be relieved of all obligations arising under such provision, but only to the extent that such provision is unenforceable, and this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it enforceable while preserving its intent or, if that is not possible, by substituting another provision that is enforceable and achieves the same objective and economic result.

     5.6 Assignability of Rights and Obligations. The rights and obligations of Lone Star shall not be assigned, transferred or delegated in any manner, either voluntarily or by operation of law, unless approved in writing by Rosebud; provided, however, Lone Star may assign its rights and obligations hereunder to another entity controlled by Lone Star provided it remains liable hereunder.

     5.7 Status of Lone Star. The Parties hereto acknowledge and agree that Lone Star is acting solely as an independent contractor and not as a partner, joint venturer, or employee of Rosebud and shall have no authority to act for, bind or obligate Rosebud in any manner whatsoever, except as may hereafter be authorized in writing by
Rosebud. Lone Star has not assumed any liability of Rosebud and shall be liable only for its own conduct (to the extent provided in Section
4.3 hereof) and not for any obligation now or hereafter incurred by
Rosebud. Nothing in this Agreement shall confer upon any person other than a party hereto or a party's permitted successors or assigns any rights or remedies of any nature or kind whatsoever.

     5.8 Incorporation of Exhibits. Exhibits attached hereto are deemed fully incorporated herein as a part of this Agreement as if set forth herein in full.

     5.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     5.10 Headings. The headings of the various Articles and
Sections of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

     5.11 Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of
New York without giving effect to conflict of law rules.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


                              LONE STAR INDUSTRIES, INC.


                              By     John J. Martin
                              Title: Senior Vice President


                              By     John S. Johnson
                              Title: Assistant Secretary


                              ROSEBUD HOLDINGS, INC.

                              By     John J. Martin
                              Title: Vice President


                              By     John S. Johnson
                              Title: Assistant Secretary


                              KCOR CORPORATION

                              By     John J. Martin
                              Title: Vice President


                              By     John S. Johnson
                              Title: Assistant Secretary


                              LONE STAR CALIFORNIA, INC.

                              By     John J. Martin
                              Title: Vice President


                              By     John S. Johnson
                              Title: Assistant Secretary

                              ROSEBUD REAL PROPERTIES, INC.


                              By     John J. Martin
                              Title: Vice President


                              By     John S. Johnson
                              Title: Assistant Secretary


                              SANTA CRUZ CORPORATION


                              By     John J. Martin
                              Title: Vice President


                              By     John S. Johnson
                              Title: Assistant Secretary


                              NAZARETH CEMENT CORPORATION


                              By     John J. Martin
                              Title: Vice President


                              By     John S. Johnson
                              Title: Assistant Secretary


                              LAS COLINAS CORPORATION

                              By     John J. Martin
                              Title: Vice President


                              By     John S. Johnson
                              Title  Assistant Secretary


                              ROSEBUD FALCON CORPORATION


                              By     John J. Martin
                              Title  Vice President


                              By     John S. Johnson
                              Title: Assistant Secretary


                              ROSEBUD GENERAL CORPORATION


                              By     John J. Martin
                              Title: Vice President


                              By     John S. Johnson
                              Title: Assistant Secretary